Exhibit 99.1

      Adept Technology Reports Third Quarter Fiscal 2003 Results


    LIVERMORE, Calif.--(BUSINESS WIRE)--April 23, 2003--Adept Technology, Inc. (OTCBB:ADTK.OB), a leading manufacturer of flexible automation for the semiconductor, life sciences, electronics and automotive industries, today reported financial results for its third quarter ended March 29, 2003. Net revenues for the quarter ended March 29, 2003 were $12.5 million, a decrease of 14.5% from net revenues of $14.6 million for the quarter ended March 30, 2002. One customer accounted for 18% of net revenues for the third quarter ended March 29, 2003 while no single customer accounted for more than 10% of net revenues for the quarter ended March 30, 2002. Gross margin for the quarter was 27.9% versus 32.4% in the same quarter a year ago. The decrease in gross margin reflects lower volumes and pricing pressure for Adept's products generally. Operating expenses for the quarter were $10.2 million, a decrease of 42.4% compared to $17.7 million in the quarter ended March 30, 2002. R&D and SG&A expenses for the quarter ended March 29, 2003 were $7.8 million, a decrease of 36.2% compared to $12.2 million for the same period a year ago. Adept reported a net loss of $6.8 million, or $0.44 per share, for the quarter ended March 29, 2003, versus a net loss of $9.9 million, or $0.72 per share, for the quarter ended March 30, 2002. The figures above include amortization and restructuring charges of $2.4 million for the quarter ended March 29, 2003 and $5.5 million for the quarter ended March 30, 2002. Cash and cash equivalents at March 29, 2003 were $1.7 million.
    Brian R. Carlisle, Chairman and Chief Executive Officer of Adept noted, "While third quarter revenues increased 16% from the prior quarter, the decline in revenues versus the same period in the prior year reflects continued delays in capital spending by our customers due to economic and geopolitical uncertainties. Overall results from operations reflect the significant progress we have made in reducing our operating expenses to align with the decline in revenues. Over the last four quarters, we have reduced our worldwide headcount by 40%, consolidated facilities, and exited non-strategic product lines as part of a focused activity to right-size the business for this challenging business environment. As a result, we have dramatically reduced our cash burn rate and our goal is to reach cash flow breakeven this quarter."
    For the nine months ended March 29, 2003, Adept reported net revenues of $33.5 million compared to net revenues of $42.4 million for the nine months ended March 30, 2002, a decrease of 21.0%. Gross margin for the first nine months of fiscal 2003 was 25.3% versus 34.5% for the first nine months of fiscal 2002. Operating expenses for the nine months ended March 29, 2003 were $31.2 million compared to $55.7 million in operating expenses for the same period a year ago, a decrease of 44.0%. For the first nine months of fiscal 2003, Adept had net losses of $22.6 million, as compared to net losses of $47.9 million for the first nine months of fiscal 2002. The operating expense figures above include amortization and restructuring charges of $3.9 million for the nine months ended March 29, 2003 and $18.2 million for the same period one year ago. The net loss figure for the nine months ended March 30, 2002 also includes the cumulative effect of change in accounting principle of $10.0 million.
    Cash management remains an area of top priority for the company. Adept's focus continues to be identifying opportunities to further reduce the company's cost structure and manage cash without negatively impacting the company's ability to maintain its top line. In order to address short-term cash needs, the company has entered into an Accounts Receivable Purchase Agreement with Silicon Valley Bank for the purchase of eligible accounts receivable up to $1.75 million. Adept continues to aggressively pursue additional outside sources of financing to address future requirements.

    Adept's Outlook

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

    -- The company expects net revenues for the fourth quarter of fiscal 2003 to be down 8% to 16% from third quarter fiscal 2003 net revenues of $12.5 million.

    -- The company has been utilizing less than 50% of its capacity and expects its gross margin percentage to be approximately 27% to 30% for the fourth quarter of fiscal 2003.

    -- R&D and SG&A expenses in the fourth quarter of fiscal 2003 are expected to be down 6% to 13% compared to third quarter expenses of $7.8 million.

    -- The company is seeking various debt and equity financing alternatives to improve its cash position. In the event that the company does not complete a financing in its fourth quarter, the company expects its cash ending balance to remain relatively unchanged from the third quarter ending balance of $1.7 million. This cash forecast is based on certain critical assumptions, including continued cooperation from certain landlords with whom we are renegotiating our lease obligations, continued timely receipt of payment of outstanding receivables and the absence of any unexpected significant cash outlays during the quarter.

    -- The company has significant lease obligations, which it is currently renegotiating. If the Company is not able to renegotiate its lease obligations, the company will not have sufficient cash to satisfy such obligations due in fiscal 2003.

    -- The company does not expect to book any tax benefit associated with current year operations during fiscal 2003.

    -- Depreciation and amortization is expected to be approximately $0.8 million in the fourth quarter of fiscal 2003.

    Investor Conference Call

    Brian Carlisle, Chairman and Chief Executive Officer, Michael Overby, Vice President and Chief Financial Officer, and John Dulchinos, Vice President Sales, will host an investor conference call today, April 23, 2003 at 5:00p.m. Eastern Time to review the company's financials and operations for the third quarter of fiscal 2003. The call will include statements regarding the company's anticipated financial performance in the fourth quarter of fiscal 2003. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and www.streetevents.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, April 23, 2003 to Wednesday, April 30, 2003. Listeners should call 800/428-6051 and use PIN No. "288909."

    This press release contains certain forward-looking statements including statements regarding cash balances expenses, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers ability to pay invoices in a timely manner, the risk that some of its customers may become insolvent, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the company's continuing operating losses causing the company to need to raise additional financing in the future; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the company's dependence on retention and attraction of key employees; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; or decreased acceptance of the company's new or current products in the marketplace. In addition, management's estimate of cash available during any fiscal quarter is based upon its estimates as to the timing of cash receipts and when its obligations become due during the fiscal quarter. If management's estimates of timing or amounts prove inaccurate, the company could consume substantially all of its cash.

    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2002, as amended, and Adept's quarterly reports on Form 10-Q for the fiscal quarter ended September 28, 2002, and December 28, 2002, as amended, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

    Adept Technology, Inc. designs, manufactures and markets intelligent production automation solutions to its customers in many industries including the food, communications, automotive, appliance, semiconductor, photonics, and life sciences industries. Adept products are used for small parts assembly, material handling and ultra precision process applications and include robot mechanisms, real-time vision and motion controls, machine vision systems, system design software, process knowledge software, precision solutions and other flexible automation equipment. Adept was incorporated in California in 1983. More information is available at www.adept.com.


                        ADEPT TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (In thousands, except per share data)



                             Three months ended    Nine months ended
                            -------------------- ---------------------
                            March 29,  March 30,  March 29,  March 30,
                               2003      2002        2003      2002
                            ----------- -------- ----------- ---------
                            (unaudited)          (unaudited)

Net revenues                  $12,477  $14,588     $33,500   $42,404
Cost of revenues                9,000    9,856      25,029    27,765
                            ----------- -------- ----------- ---------
Gross margin                    3,477    4,732       8,471    14,639
Operating expenses:
   Research, development
    and engineering             2,916    5,008       9,509    15,432
   Selling, general and
    administrative              5,092    7,192      18,015    22,025
   Restructuring expenses       2,020    5,323       3,156    17,659
   Amortization of other
    intangibles                   185      216         533       575
                            ----------- -------- ----------- ---------
Total operating expenses       10,213   17,739      31,213    55,691
                            ----------- -------- ----------- ---------

Operating loss                 (6,736) (13,007)    (22,742)  (41,052)

Interest income (expense),
 net                              (16)     123         193       344
                            ----------- -------- ----------- ---------

Loss before income taxes
 and cumulative effect of
 change in accounting
 principle                     (6,752) (12,884)    (22,549)  (40,708)

Provision for (benefit
 from) income taxes                 -   (2,935)         31    (2,789)
                            ----------- -------- ----------- ---------

Net loss before cumulative
 effect of change in
 accounting principle          (6,752)  (9,949)    (22,580)  (37,919)

Cumulative effect of change
 in accounting principle (1)        -        -           -    (9,973)
                            ----------- -------- ----------- ---------

Net loss                      $(6,752) $(9,949)   $(22,580) $(47,892)
                            =========== ======== =========== =========

Net loss per share:

   Before cumulative effect
    of change in accounting
    principle

   Basic                      ($ 0.44) ($ 0.72)    ($ 1.53)  ($ 2.78)
                            =========== ======== =========== =========
   Diluted                    ($ 0.44) ($ 0.72)    ($ 1.53)  ($ 2.78)
                            =========== ======== =========== =========

   After cumulative effect
    of change in accounting
    principle

   Basic                      ($ 0.44) ($ 0.72)    ($ 1.53)  ($ 3.51)
                            =========== ======== =========== =========
   Diluted                    ($ 0.44) ($ 0.72)    ($ 1.53)  ($ 3.51)
                            =========== ======== =========== =========
Number of shares used in
 computing per share
 amounts:

   Basic                       15,225   13,829      14,765    13,648
                            =========== ======== =========== =========

   Diluted                     15,225   13,829      14,765    13,648
                            =========== ======== =========== =========



                        ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)



                                               March 29,     June 30,
                                                 2003         2002
                                              -----------   ----------
                                              (unaudited)
ASSETS

Current assets:
Cash, cash equivalents and short term
 investments     $1,739  $21,681
Accounts receivable, less allowance
 for doubtful accounts of $910 at
 March 29, 2003 and $832 at June 30, 2002       13,173        12,500
Inventories                                      9,846        11,189
Prepaid expenses and other current assets        1,767           854
                                              -----------   ----------

           Total current assets                 26,525        46,224

Property and equipment at cost                  12,099        12,688
Less accumulated depreciation and
 amortization                                    8,380         6,965
                                              -----------   ----------
Net property and equipment                       3,719         5,723

Goodwill                                         7,671         6,889
Other intangibles, net                           1,371         1,124
Other assets                                     2,152         2,534
                                              -----------   ----------

           Total assets                        $41,438       $62,494
                                              ===========   ==========


LIABILITIES, REDEEMABLE CONVERTIBLE
 PREFERRED STOCK AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                $8,978        $6,561
Other current liabilities                        6,895        10,428
Accrued restructuring charges                    3,257         1,909
                                              -----------   ----------

           Total current liabilities            19,130        18,898

Commitments and contingencies

Long term liabilities:
Restructuring charges                              444         1,450
Other long term liabilities                      2,100         1,242

Redeemable convertible preferred stock          25,000        25,000

Total shareholders' equity                      (5,236)       15,904
                                              -----------   ----------

           Total liabilities and
            shareholders' equity               $41,438       $62,494
                                              ===========   ==========



    CONTACT: Adept Technology, Inc
             Michael Overby, 925/245-3423 (CFO)
             investor.relations@adept.com